EXPLORATION AND DEVELOPMENT OPTION AGREEMENT


     THIS EXPLORATION AND DEVELOPMENT OPTION
AGREEMENT is made and entered into effective as of July 1, 1998, by and between Royal Gold, Inc., a Delaware corporation, whose address is 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202 ("Royal"), and Placer Dome U.S. Inc., a California corporation, whose address for purposes hereof is 240 South Rock Boulevard, Suite 117, Reno, Nevada, U.S.A. 89502 (hereinafter referred to as "PDUS"). Royal and PDUS will be collectively referred to hereinafter as the "Parties."

                      RECITALS

  A. PDUS is the owner of certain unpatented mining claims situated in White Pine County, Nevada, as more particularly described in part 1 of Exhibit A (the "Owned Claims"), and holds a leasehold interest (either directly or through participation in a joint venture) in certain unpatented mining claims situated in White Pine County, Nevada, pursuant to (i) that certain Mining Lease dated April, 1, 1991 among Sam and Neva Bida, the Estate of Leon Belaustegui, and Velma Belaustegui, as lessors, and USMX, Inc. (predecessor in interest to PDUS), as lessee; (ii) that Lease and Option Agreement dated December 3, 1979, among Sam and Neva
Bida and Leon and Velma Belaustegui, as lessors, and Borane
Mining Corporation (predecessor in interest to USMX, Inc.);
(iii) that Assignment Agreement dated effective July 1, 1992, between Nevada Mine Properties, Inc. and USMX, Inc., and
(iv) that Joint Venture Agreement dated May 1, 1986 among
Suneva Resources Limited, Borane Mining Corporation, Priority Minerals Ltd., WFD Limited and WCC Inc. (the latter three entities collectively the predecessor in interest to USMX, Inc.), all as more particularly described in part 2 of Exhibit A (collectively the "Leased Claims"). The Owned Claims and the Leased Claims, together with all improvements and all easements, rights-of-way, water rights, and all other appurtenances thereto, will be collectively referred to hereinafter as the "Property."

  B. PDUS desires to grant to Royal and Royal desires to acquire an exclusive right to explore, evaluate and develop the Property and an option to purchase all of the right, title and interest of PDUS in and to the Property, reserving to PDUS either (i) an interest in 5% of the Net Proceeds (as defined below) from the Property, or (ii) an option to retain ownership of the Property, subject to certain reimbursement obligations to Royal and the obligation to convey to Royal an interest in 22% of the Net
Proceeds from the Property.

                          AGREEMENT

    NOW, THEREFORE, for and in consideration of Royal's firm commitment to pay all land holding costs associated with the Property for a period of one year from and after the Effective Date, and to incur certain expenditures on exploration of the Property, as more fully described in Section 2.2(a) below, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby confirm and acknowledge, and the mutual promises, covenants, and conditions herein contained and recited, the Parties hereto agree as follows:


                          ARTICLE 1
                         DEFINITIONS

    As used in this Agreement, the following terms shall have the meanings assigned to them in this Article 1.

    1.1 "Acquisition Costs" shall mean costs incurred by Royal in acquiring property interests within the exterior boundaries of the Property, including direct costs and expenses incurred by Royal in conducting negotiations and due diligence, attorneys' fees actually incurred by Royal in connection with any such acquisition, and all moneys paid by Royal in acquiring and holding such property interests.

    1.2 "Acquisition Date" shall mean the date Royal acquires an undivided 100% of the right, title and interest of PDUS in and to the Property, reserving to PDUS an interest in five percent of Net Proceeds from the Property.

    1.3 "Affiliate" shall mean any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

    1.4 "Agreement" shall mean this Exploration and Development Option Agreement, the recitals and all exhibits attached hereto and by this reference incorporated herein.

    1.5 "Anniversary Date" shall mean the date falling one or more years after the Effective Date.

    1.6 "Annual Period" shall mean each period of one year during the term of this Agreement which commences on the Effective Date or any Anniversary Date and ends on the same date the following calendar year.

    1.7 "Completion Requirement" shall have the meaning set forth in Section 2.2(b).

    1.8  "Effective Date" shall mean July 1, 1998.

    1.9 "Evaluation Period" shall mean the period of time commencing on the Effective Date and continuing until Royal has either achieved the Completion Requirement or else relinquished its rights hereunder.

    1.10 "Exploration, Development and Related Work" shall mean and include all operations and activities of Royal on or relating to the Property for purposes of determining ore reserves and mineralization, and for purposes of development of Valuable Minerals from the Property (but not for purposes of mining, processing or marketing of Valuable Minerals) including, without limitation, the right to enter upon the Property for purposes of surveying, exploring, testing, sampling, trenching, bulk sampling, prospecting and drilling for Valuable Minerals, and to construct and use buildings, roads, power and communication lines, and to use so much of the surface of the Property in such manner as Royal deems necessary for the enjoyment of any rights and privileges to Royal hereunder or otherwise necessary to effect the purposes of this Agreement.

    1.11 "Exploration and Development Expenses" shall mean and include all costs or fees, expenses, liabilities and charges paid or incurred by Royal which are related to Exploration, Development and Related Work conducted during the Evaluation
Period for the purpose of discovery, location, delineation, evaluation or development of Valuable Minerals from the Property, including without limitation:

         (a)  All costs and expenses incurred in
conducting exploration and prospecting activities, including, without limitation, the preparation of feasibility studies, the active pursuit of required federal, state or local authorizations or permits and the performance of required environmental protection or restoration obligations, the building, maintenance and repair of roads, drill site preparation, drilling, trenching, bulk sampling, tracking, digging test pits, shaft sinking, acquiring, diverting and/or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

         (b)  All expenses incurred in conducting
development activities on or in connection with the Property, the active pursuit of required federal, state or local authorization or permits and the performance of required environmental protection or restoration obligations, pre-stripping and stripping, the construction and installation of a mill, leach pads or other beneficiation facilities for Valuable Minerals, and other activities, operations or work performed in preparation for the removal of Valuable Minerals from the Property;

         (c)  All Acquisition Costs;

         (d)  All costs incurred in performing any
reclamation, restoration or other work required by any federal, state or local agency or authority;

         (e) Salaries, wages, expenses and benefits of Royal's employees or consultants engaged in operations relating to the Property, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Property for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work to the Property;

         (f) All costs incurred in connection with the preparation of feasibility studies and economic and technical analyses pertaining to the Property, whether carried out by Royal or by third parties under contract with Royal;

         (g) Taxes and assessments, other than income taxes, assessed or levied upon or against the Property or any improvements situated thereon, for which Royal is responsible or for which Royal reimburses PDUS;

         (h) Costs of material, equipment and supplies acquired, leased or hired, for use in conducting exploration or development operations relating to the Property; provided, however, that equipment owned and supplied by Royal shall be chargeable at rates no greater than the most favorable rental rates available in the area of the Property;

         (i)  Costs and expenses of establishing and
maintaining field offices, camps and housing facilities;

         (j) Costs incurred by Royal in examining and curing title to any part of the Property and in maintaining the Property whether through the performance of assessment work or otherwise, in making required payments under the Leases, in satisfying surface use or damage obligations to landowners, or in conducting any analyses of the environmental conditions at the Property; and

         (k) An additional 10% as overhead on all costs and expenses described in items (a) through (j) above.

    1.12 "Leases" shall mean the mining leases and other agreements covering the Leased Claims, as more particularly described in Recital A and part 2 of Exhibit A.

    1.13 "Minimum Work Requirement" shall have the meaning set forth in Section 2.2(a) below.

    1.14 "Net Proceeds" shall have the meaning set forth in Exhibit B.

    1.15 "PDUS Option" shall mean PDUS' exclusive option, pursuant to Section 2.3, to either (a) offer to convey to Royal all of PDUS' interest in the Property, reserving to PDUS an interest in 5% of Net Proceeds from the Property, or (b) reimburse Royal for 200% of its Exploration and Development Expenses incurred during the Evaluation Period and convey to Royal an interest in 22% of Net Proceeds from the Property.

    1.16 "Valuable Minerals" shall mean all ores, minerals, mineral deposits or mineral substances of every kind or character located in, on or under the Property.

    1.17 "$" shall mean United States currency.

                               ARTICLE 2
                      GRANT OF RIGHTS AND OPTIONS

    2.1  Rights Granted to Royal.

         (a) PDUS hereby grants to Royal the exclusive right to enter upon the Property during the Evaluation Period for the purpose of conducting Exploration, Development and Related
Work. All of Royal's Exploration, Development and Related Work shall be subject to prior coordination with PDUS, to ensure that such work does not interfere with PDUS' ongoing reclamation work on the Property.

         (b) During the Evaluation Period, PDUS shall have reasonable and continuing rights of access to and from and across the Property for the purpose of conducting exploration, development, mining and reclamation activities at the Vantage and Yankee claim blocks described in part 3 of Exhibit A, and reclamation activities at the Property.

         (c)  Upon the receipt of five days' advance
written notice from Royal, PDUS shall consider in good faith any requests by Royal to traverse portions of the Vantage and Yankee claim blocks described in Part 3 of Exhibit A, in order for Royal to explore that ground comprising a portion of the Property and lying to the south and west of the Amselco heaps and to the south of the Vantage claim block, and to explore along the range front to the east of the Yankee claim block. Royal agrees that each such notice will include the proposed route of access and the level of activity contemplated by Royal to be associated with such access. PDUS shall grant such access to Royal so long as the proposed activities on the part of Royal as set forth in the notice do not unreasonably interfere with any of the activities or contemplated activities of PDUS at the Yankee or Vantage claim blocks.

         (d) Royal shall have the right to delete portions of the Property from the scope of the Agreement; provided that Royal shall have no right to so delete any portions of the Property during the months of July or August of any year, and provided further that as to the groups of claims that are subject to the Leases,
(i) Royal shall have no right to delete any portions of those claims from the scope of the Agreement between May 15th and September
1st of any year or at any time within 60 days of the respective dates that annual minimum royalty or other advance payments are due under the particular Lease(s) covering those groups of claims, and
(ii) Royal may delete from the scope of the Agreement all but not less than all of any group of claims covered by any particular Lease(s).

    2.2  Minimum Work Requirement and Completion Requirement.

         (a) In order to retain the right to either acquire the Property or an interest in 22% of the Net Proceeds from the Property, in addition to fulfilling its obligations set forth in Article IV, Royal shall during the Evaluation Period incur on an annual basis Exploration and Development Expenses in at least the following amounts (on an annual basis, the "Minimum Work
Requirement"):

    First Annual Period           $   300,000
    Second Annual Period          $   350,000
    Third Annual Period           $   500,000
    Fourth Annual Period          $   650,000
    Fifth Annual Period           $ 1,100,000
    Sixth Annual Period           $ 1,100,000

Any Exploration and Development Expenses incurred by Royal in excess of the Minimum Work Requirement for any particular
Annual Period may be carried forward by Royal and shall apply as a credit toward Exploration and Development Expenses required to be incurred by Royal during the next Annual Period. If Royal elects for any reason not to meet the Minimum Work Requirement for the first Annual Period, it shall nonetheless be obligated to tender the amount of any deficiency ($300,000 less the amount of Exploration and Development Expenses actually incurred) to PDUS. If Royal elects not to timely meet the Minimum Work Requirement for any subsequent Annual Period, Royal may keep the Agreement in full force and effect by paying the amount of any deficiency to PDUS no later than 30 days after the end of that Annual Period.

         (b)  Upon timely incurring a minimum of
$4,000,000 in Exploration and Development Expenses (the
"Completion Requirement"), Royal shall promptly notify PDUS.
Together with such notice, Royal shall deliver to PDUS (to the extent not previously provided to PDUS) copies of all data in its possession or reasonably available to it relating to the title to the Property or environmental conditions at or pertaining to the Property, and all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical and engineering data, and interpretive reports derived therefrom, concerning the Property and developed by Royal during the Evaluation Period. Royal makes no representation or warranty as to the accuracy, reliability or completeness of any such data, and PDUS shall rely on the same at its sole risk.

         (c)  Royal shall provide PDUS with a written
statement of Exploration and Development Expenditures, certified as being complete and accurate by Royal, within 30 days after the end of each calendar quarter during each Annual Period during the term of this Agreement, and shall make available for review by PDUS, during normal business hours, for a period of six months after the end of each Annual Period, backup invoices, statements and the like verifying such expenditures. In connection with such a review, Royal may satisfy the Minimum Work Requirement or the Completion Requirement by the payment to PDUS of any agreed-upon deficiency within 30 days after any reported expenditure has later been determined not to be a valid Exploration and Development Expenditure, or the amount of required
Exploration and Development Expenditures has later been determined to be deficient.

  2.3    Right to Exercise the PDUS Option.

    (a) Within 90 days after receipt of the notice of satisfaction of the Completion Requirement and the information required to be included therewith, PDUS shall be obligated to exercise the PDUS Option by making one of the two following elections: PDUS shall, in its sole discretion, either (i) offer, in writing, to convey the Property to Royal, reserving to PDUS an interest in 5% of the Net Proceeds from the Property, or (ii) provide notice to Royal, in writing, that PDUS will retain ownership of the Property but shall convey to Royal an interest in 22% of the Net Proceeds from the Property.

    (b)  If PDUS makes the election to retain
ownership of the Property as set forth in Section 2.3(a)(ii), that election will be subject to the following obligations:

         (i) PDUS shall, at the time of that election, reimburse to Royal an amount equal to 200% of the Exploration and Development Expenses Royal incurred during the Evaluation Period; and

         (ii) PDUS shall, not later than 15 days
after the date of that election, convey to Royal an interest in 22% of the Net Proceeds from the Property, in the form of the Conveyance of Royalty Interest set forth as Exhibit C attached hereto and incorporated herein by reference.

    (c)  If PDUS makes the election to offer to
convey the Property to Royal as set forth in Section 2.3 (a)(i), then Royal must respond, in writing, within 15 days after the receipt of PDUS' offer, advising PDUS whether Royal shall accept such conveyance of the Property (with the described reservation of a 5%
Net Proceeds Interest), or whether Royal declines to accept such offered conveyance. In the event that Royal declines to accept such conveyance, Royal shall thereafter retain no interest in the Property. In the event that Royal confirms that it shall accept the offered conveyance of the Property, then PDUS, within 15 days after its receipt of Royal's notice of acceptance of the offered conveyance of the Property, shall execute and deliver to Royal recordable conveyances of all of PDUS' interest in the Owned Claims, the Leased Claims and the Leases in the forms of (i) the Special
Warranty Deed set forth as Exhibit D attached hereto (reserving to PDUS an interest in 5% of the Net Proceeds from the Owned
Claims), and (ii) the Assignment set forth as Exhibit E attached hereto (reserving to PDUS an interest in 5% of Net Proceeds from the Leased Claims).

  2.4    Failure by Royal to Complete Minimum Work
Requirement or Completion Requirement. In the event Royal fails to complete the Minimum Work Requirement during any Annual Period or the Completion Requirement, and fails to timely pay to PDUS the amount of any deficiency, this Agreement shall be conclusively deemed terminated in accordance with Article 9; provided, however, that if Royal fails to complete the Minimum Work Requirement during the first Annual Period, Royal shall nonetheless be obligated to tender the amount of any deficiency ($300,000 less the amount of Exploration and Development Expenses actually incurred) to PDUS.

  2.5 Geological and Other Data. Upon execution of this Agreement, PDUS shall use good faith efforts to make available to Royal all records, information and data in PDUS' possession relating to title to the Property or environmental conditions at or pertaining to the Property, and all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data concerning the Property. PDUS makes no representation or warranty as to the accuracy, reliability or completeness of any such records, information or data, and Royal shall rely on the same at its sole risk.

  2.6    Acquisition of Additional Claims.  During the
Evaluation Period, Royal may locate or otherwise acquire additional unpatented claims within the exterior boundaries of the Property, provided that any such additional claims shall become a part of the Property for all intents and purposes under this Agreement.

                            ARTICLE 3
           RIGHTS OF ROYAL DURING THE EVALUATION PERIOD

  3.1    Royal's Rights.  During the Evaluation Period,
Royal's rights shall include, without limitation, the following:

    (a) Royal may carry out such operations at the Property as it may, in its sole discretion, determine to be warranted, provided that Royal shall have no right to engage in any mining, mineral processing or marketing operations or activities at or on the Property, and Royal shall have exclusive control of all exploration, and development operations on or for the benefit of the Property, and of any and all equipment, supplies, machinery or other assets purchased or otherwise acquired in connection with such exploration or development operations; and

    (b) Royal's rights shall include all other rights necessary or incident to or for its performance of its operations hereunder, including, but not limited to the authority to apply for all necessary permits, licenses and other approvals from the United
States of America, the State of Nevada or any other governmental or other entity having regulatory authority over any part of the Property.

                              ARTICLE 4
       OBLIGATIONS OF THE PARTIES DURING THE EVALUATION PERIOD

  4.1 Conduct of Operations by Royal at the Property. All of the Exploration, Development and Related Work and any other activities which may be performed by Royal hereunder shall be performed in accordance with all of the terms and provisions of the Leases (as to the Leased Claims) and good mining practices, but the timing, nature, manner and extent of any exploration, development or any other operations or activities hereunder shall be in the sole discretion of Royal, and there shall be no implied covenant to begin or continue any such operations or activities.

  4.2 Indemnity. Except for damages sustained by PDUS while on the Property pursuant to Section 4.5, Royal agrees to indemnify and hold PDUS harmless from and against any loss, liability, cost, expense or damage (including reasonable attorneys' fees) PDUS may incur for injury to or death of persons or damage to property, or otherwise, as the result of Royal conducting any operations on or in connection with the Property.

  4.3 Insurance. Royal agrees to carry such insurance, covering all persons working at or on the Property for Royal, as will fully comply with the requirements of the statutes of the State of Nevada pertaining to worker's compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted. In addition, during the Evaluation Period, Royal agrees to carry liability insurance with respect to its operations at the Property in reasonable amounts in accordance with accepted industry practices. Royal agrees that PDUS shall be named as an additional insured on all such policies, and agrees to forward to PDUS certificates of such insurance policies not later than 10 days prior to the date Royal commences any activities on the Property. Royal shall have no right to commence any such activities until such certificates are delivered to PDUS.

  4.4 Compliance with Laws. Royal agrees to conduct and perform all of its operations at the Property during the Evaluation Period in compliance with all valid and applicable federal, state and local laws, rules and regulations, including, without limitation, such laws, rules and regulations pertaining to environmental protection, human health and safety, social security, unemployment compensation, wages and hours and conditions of labor, and Royal shall indemnify and hold PDUS harmless from and against any loss, liability, cost, expense or damage (including reasonable attorneys' fees) arising from or related to Royal's failure to comply with said laws.

  4.5 Inspection. During the Evaluation Period, PDUS and its authorized agents, at PDUS' sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with Royal's safety rules and regulations, and in a reasonable manner so as not to interfere with Royal's operations, to go upon the Property for the purpose of confirming that Royal is conducting its operations in the manner required by this Agreement, and to review any and all data and information associated with such operations. PDUS shall indemnify and hold Royal harmless from and against any loss, liability, cost, expense or damage (including reasonable attorneys' fees) arising out of any death, personal injury or property damage sustained by PDUS, its agents or employees, while in or upon the Property pursuant to this Section 4.5, unless such death, injury or damage is due to Royal's negligence or misconduct.

  4.6    Taxes.   During the Evaluation Period, Royal shall
be responsible for payment of all taxes levied or assessed upon or against the Property, as well as any facilities or improvements located thereon.

  4.7 Liens and Encumbrances. Royal shall keep the title to the Property free and clear of all liens and encumbrances resulting from its operations hereunder; provided, however, that Royal may refuse to pay any claims asserted against it which it disputes in good faith. At its sole cost and expense, Royal shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Royal or the Property, Royal shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof.

  4.8 Reclamation and Remediation. Royal shall reclaim the Property, to the extent disturbed by Royal during the Evaluation Period and thereafter, in accordance with and as required by applicable federal, state and local laws, rules and regulations. If PDUS elects to retain ownership of the Property as set forth in
Section 2.3(a)(ii), PDUS agrees to grant to Royal such access to the Property following termination as is reasonably necessary to complete such reclamation and restoration work.

  4.9 Property Holding Costs. PDUS shall timely pay all required Property holding costs during the Evaluation Period, including without limitation all required payments under the Leases, all required claim maintenance fees and all required property taxes, and shall timely make all filings and recordings in the appropriate governmental offices required in connection with such payments. Royal agrees to promptly reimburse PDUS for the payment of such holding costs upon receipt from PDUS of evidence of such payment.

  4.10   Information and Data.  During the Evaluation
Period, from time to time at the request of PDUS, Royal shall provide to PDUS copies of records, information and data in its possession or reasonably available to it relating to title to the Property or environmental conditions at or pertaining to the Property, and all maps, assays, surveys, technical reports, feasibility studies or other economic evaluations, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, concerning the Property and developed by Royal during the Evaluation Period. Royal makes no representation or warranty as to the accuracy, reliability or completeness of any such records, information or data, and PDUS shall rely on the same at its sole risk.

                               ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF PDUS

  5.1 Representations and Warranties. PDUS represents and warrants to Royal as of the date hereof as follows, and covenants that these representations and warranties will be true and correct through the Evaluation Period (provided that representations and warranties which are expressly made as of a specified date need only be true as of such specified date):

    (a)  Organization and Standing.  PDUS is a
corporation duly organized, validly existing, and in good standing under the laws of the State of California and is duly qualified to conduct business as a foreign corporation in Nevada.

    (b) Corporate Power. PDUS has the requisite corporate power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

    (c) Authorization. All requisite corporate action on the part of PDUS and its officers, directors, and shareholders, necessary for the execution, delivery, and performance of this Agreement and all other agreements of PDUS contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered, will be (assuming they are duly and validly executed and delivered by Royal), legal, valid, and binding obligations of PDUS enforceable against PDUS in accordance with their respective terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which PDUS is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on PDUS which would be contravened by the execution, delivery, performance, or enforcement of this Agreement or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby.
Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

    (d) Royalties. Except as set forth in the Leases, there are no royalties or other burdens on production arising by, through or under PDUS and affecting the Property.

    (e)  Title to the Owned Claims and the Leased Claims.

         (i)  PDUS represents that it is in
exclusive possession of the Owned Claims, and further represents and warrants that, to its knowledge, (A) the Owned Claims were properly located and monumented; (B) location notices and certificates were properly posted and recorded for each of the Owned Claims; (C) all filings and recordings required to maintain the Owned Claims in good standing through the Effective Date, including evidence of proper performance of annual assessment work or payment of required claim maintenance fees, have been timely and properly made in the appropriate governmental offices;
(D) assessment work, performed reasonably and in good faith in accordance with accepted industry practice, which PDUS believes was sufficient to satisfy the requirements for holding the Owned Claims was performed through the assessment year ending
September 1, 1992; and (E) all required annual claim maintenance fees and other payments necessary to maintain the Owned Claims through the assessment year ending September 1, 1998, have been timely and properly made.

         (ii) PDUS represents and warrants that it is in exclusive possession of the Leased Claims, and further represents and warrants that, to its knowledge and from and after the date it acquired an interest in the Leased Claims, (A) all filings and recordings required to maintain the Leased Claims in good standing through the Effective Date, including evidence of proper performance of annual assessment work or payment of required claim maintenance fees, have been timely and properly made; (B) assessment work, performed reasonably and in good faith in accordance with accepted industry practice, which PDUS believes was sufficient to satisfy the requirements for holding the Leased Claims, was performed through the assessment year ending
September 1, 1992; and (C) all required annual claim maintenance fees and other payments necessary to maintain the Leased Claims through the assessment year ending September 1, 1998, have been timely and properly made.

         (iii) PDUS represents and warrants that
the Owned Claims and the Leased Claims are free and clear of all liens, claims and encumbrances arising by, through and under PDUS, including (other than the Leases) any lease, right or license, except taxes not yet due and payable.

         (iv) PDUS makes no representation or
warranty whatsoever, express or implied, as to the existence of any discovery of Valuable Minerals on any of the Owned Claims or the Leased Claims.

         (v)  PDUS has conducted all of its
operations on the Leased Claims in compliance with the Leases, the Leases are in full force and effect, and PDUS is aware of no defaults or events that could give rise to a default in existence thereunder.

    (f)  Environmental Compliance.  To the
knowledge of PDUS, there is no condition or activity at the Property which constitutes a nuisance or which would result in a violation of or liability under applicable federal, state or local laws, orders, regulations, directives or restrictions concerning protection of the environment or health and safety. PDUS has not received any notice of violation or any consent order issued under applicable federal, state or local laws, orders, regulations, directives or restrictions concerning protection of the environment and health and safety to which the Property or PDUS' operations thereon are now subject or may become subject. To the knowledge of PDUS, there are no pending or threatened proceedings by or before any court or other governmental authority with respect to operations on or the ownership of the Property alleged to be, or to have been, in violation of, or to be the basis of liability under, any federal, state or local law, order, rule, regulation, ordinance, directive or restriction concerning protection of the environment or health and safety, and PDUS is not aware of any "release" of any "hazardous substance" (as those terms are defined in the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended) at, from or affecting the Property.

    (g)  Material Contracts and Commitments.
PDUS has performed all material obligations required to be performed by it under any contracts and commitments affecting the Property to which it is a party, and is not in default, and will not be in default as a result of the consummation of the transactions contemplated herein, under any contract, agreement, commitment, mortgage, indenture, loan agreement, lease, license, or other instrument to which it is a party, including, without limitation, the Leases. True and correct copies of all such agreements and commitments, as amended, have been provided to Royal.

    (h) Legality. PDUS is not in material violation of any law, rule, ordinance, or other governmental regulation, including, without limitation, those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal, state, or local health and safety laws, rules, and regulations, the lack of compliance with which could materially adversely affect the Property.

    (i) Litigation and Claims. To the knowledge of PDUS, there are no actions, suits or proceedings pending or threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality.
To the knowledge of PDUS, it is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality which relates to the Property.

    (j) Consents. PDUS has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority, stock exchange or any other third party, including, without limitation, any consents required under the Leases, in connection with the valid execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

    (l) Taxes. All federal, state and local excise, property and other taxes and assessments pertaining to or assessed against the Property have been timely and properly paid.

    (m) Brokerage or Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by PDUS in such manner as not to give rise to any valid claim against PDUS or any other third party for a brokerage commission, finder's fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement.

    (n) Representations. No statements, warranties, or representations made by PDUS herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

                                 ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF ROYAL

  6.1 Representations and Warranties of Royal. Royal represents and warrants to PDUS as of the date hereof as follows, and covenants that these representations and warranties will be true and correct through the Evaluation Period (provided that representations and warranties which are expressly made as of a specified date need only be true as of such specified date):

    (a)  Organization and Standing.  Royal is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business as a foreign corporation in Nevada.

    (b) Corporate Power. Royal has the requisite corporate power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

    (c) Authorization. All requisite corporate action on the part of Royal, and its officers, directors, and shareholders necessary for the execution, delivery and performance of this Agreement and all other agreements of Royal contemplated hereby have been taken. This Agreement and all agreements and instruments contemplated hereby, when executed and delivered by Royal, will be (assuming they are duly and validity executed and delivered by PDUS) the legal, valid, and binding obligations of Royal enforceable against Royal in accordance with their terms.
The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Royal is a Party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Royal which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

    (d) Brokerage or Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Royal in such manner as not to give rise to any valid claim against Royal or any third party for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

    (e) Representations. No statements, warranties or representations made by Royal herein contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made in light of the circumstances under which such statements were made or will be made, not misleading.

                             ARTICLE 7
                              NOTICES

  7.1 Notices. All notices given in connection herewith shall be in writing, and all such notices and deliveries to be made pursuant hereto shall be given or made in person, by certified or registered mail, by reputable overnight courier, or by facsimile acknowledged upon receipt. Such notices and deliveries shall be deemed to have been duly given and received when actually delivered in person or sent by facsimile (during normal business hours), on the next business day following the date they are sent by courier, or three business days after registered or certified mailing when deposited in a receptacle for United States mail, postage prepaid, and addressed as follows:

    (a)  If to PDUS:

         Placer Dome U.S. Inc.
         240 South Rock Boulevard
         Suite 117
         Reno, Nevada, U.S.A.  89502
         Facsimile No.:  (702) 856-7509
         Attention:  Land and Legal Department

         with a copy to:

         Placer Dome U.S. Inc.
         Suite 600-1055 Dunsmuir Street
         Vancouver, British Columbia, Canada
         V7X 1L3
         Attention: Secretary and General Counsel

    (b)  If to Royal:

         Royal Gold, Inc.
         1660 Wynkoop Street
         Suite 1600
         Denver, Colorado  80112
         Facsimile No. (303) 595-9385
         Attention:  President

                               ARTICLE 8
                            INDEMNIFICATION

  8.1 By PDUS. In addition to the indemnification obligations set forth in Section 4.5, PDUS agrees to defend, indemnify and hold harmless Royal, its successors, affiliates, assigns, officers, directors and employees from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees, arising out of or related to (i) any breach by PDUS of any representation or warranty or failure by PDUS to perform any covenant or obligation set forth herein, or (ii) any activities conducted by PDUS on or in connection with the Property prior to the Effective Date.

  8.2 By Royal. In addition to the indemnification obligations set forth in Sections 4.2 and 4.4, Royal agrees to defend, indemnify and hold harmless PDUS, its successors, affiliates, assigns, officers, directors and employees from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees, arising out of or related to (i) any breach by Royal of any representation or warranty or failure by Royal to perform any covenant or obligation set forth herein, or (ii) any activities conducted by Royal on or in connection with the Property during the Evaluation Period or thereafter.

  8.3 Notification. Any Party who has a claim giving rise to indemnification liability pursuant to this Agreement (an "Indemnified Party") which results from a claim by a third party shall give prompt notice to the other Party (the "Indemnifying Party") of such claim, together with a reasonable description thereof. Failure to provide such notice shall not relieve a Party of any of its obligations hereunder except to the extent materially prejudiced thereby. With respect to any claim by a third party against any Party to this Agreement which is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of such claim and pursues such defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

                                 ARTICLE 9
                           TERM AND TERMINATION

  9.1 Term and Termination. This Agreement will remain in effect during the Evaluation Period, after which, upon exercise of the PDUS Option, it will terminate automatically, unless it is sooner terminated pursuant to the provisions of this Article 9.

  9.2 Termination by Royal. Royal shall have the right to terminate, surrender and relinquish this Agreement at any time during the Evaluation Period by giving 60 days' advance written notice to PDUS of such election. Any termination by Royal pursuant to this Section 9.2 will be effective 60 days after the date such notice is effective as provided in Section 7.1 above. Upon termination of this Agreement pursuant to this Section 9.2, Royal shall have no right, title or interest in or to the Property, and shall have no further liability or obligations hereunder or with respect to the Property, except with respect to the obligations set forth in Sections 2.2(a), 2.4, 4.2, 4.4, 4.7, 4.8, 4.9, 4.10, 8.2, 8.3, 9.4, 9.5,
9.6 and 10.1, and PDUS shall have no further liability or obligations hereunder, except with respect to the obligations set forth in Sections 4.5, 8.1, 8.3 and 10.1.

  9.3 Termination by PDUS. In the event of a default hereunder on the part of Royal, PDUS shall provide to Royal written notice specifying the particular default or defaults asserted, and, in the case of a default other than with respect to the payment of money, Royal shall have 30 days after the receipt of said notice within which either to cure such specified defaults, or to undertake to cure the same and diligently thereafter promptly to cure the same. In the event of such a cure by Royal, this Agreement shall continue in full force and effect as though no default had occurred.
In the event such curative action is not so completed or diligent efforts to cure such defaults are not undertaken within the applicable 30-day period and thereafter diligently pursued to completion, PDUS may elect to terminate this Agreement by notice to Royal as provided in Section 7.1. In the case of a default by Royal relating to the payment of any funds to PDUS or to any third party as required hereunder, Royal shall have five days after receipt of notice of such default to rectify the same, failing which PDUS may elect to terminate this Agreement by written notice to Royal as provided in Section 7.1. Upon termination of this Agreement pursuant to this Section 9.3, Royal shall have no further right, title or interest in or to the Property, and shall have no further liability or obligations hereunder or with respect to the Property, except with respect to the obligations set forth in Sections 2.2(a), 2.4, 4.2, 4.4, 4.7, 4.8, 4.9, 4.10, 8.2, 8.3, 9.4, 9.5, 9.6 and 10.1, and PDUS shall have no further liability or obligations hereunder, except with respect to the obligations set forth in Sections 4.5, 8.1, 8.3 and 10.1.

  9.4 Return of Data. As soon as practicable upon the termination of this Agreement, unless PDUS elects to convey the Property to Royal pursuant to Section 2.3(a)(i), Royal shall return to PDUS copies of all title, environmental, metallurgical, geological, geophysical, milling and other data concerning the Property and furnished to Royal by PDUS. At such time, Royal shall also make available to PDUS for examination and copying all survey maps, drill hole logs, sample locations and assays developed by Royal with respect to the Property during the term of this Agreement and not previously made available to PDUS.

  9.5 Release. Upon termination of this Agreement during the Evaluation Period, Royal will promptly execute and deliver to PDUS appropriate documents of conveyance releasing and conveying its interest in the Property to PDUS.

  9.6    Surrender of Possession and Removal of Equipment.
Upon termination of this Agreement, unless PDUS has elected to convey the Property to Royal pursuant to Section 2.3(a)(i), Royal shall surrender possession of the Property, subject to the condition that Royal shall have the right at any time within one year (or such longer period as Royal can demonstrate is reasonably necessary) after such surrender or termination of this Agreement to complete any reclamation obligations required of Royal pursuant to
Section 4.8 and remove all of its tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on such property by Royal, excepting only timber, chutes and ladders in place for underground support and entry. Title to such property not removed within the time period set forth above shall, at the election of PDUS, pass to PDUS. Alternatively, at the end of the time period set forth above, PDUS may remove any such property from the Property and dispose of the same in a commercially reasonable manner, all at the expense of Royal.

                              ARTICLE 10
               AMENDMENT, RELOCATION OR ABANDONMENT

  10.1   Amendment and Relocation of Unpatented Claims.

    (a)  During the Evaluation Period, subject to
PDUS' prior written approval (which shall not be unreasonably withheld) and in accordance with and to the extent permitted under the Leases, Royal shall have the full, exclusive right, but not the obligation, to relocate, amend, defend contests or adverse actions or suits and negotiate settlement thereof with respect to any and all of the Owned Claims or the Leased Claims, and PDUS shall cooperate with Royal and shall execute any and all documents necessary or desirable in the opinion of Royal to further such amendments, relocations, contests, adverse actions or suits, or settlement of such contests or adverse actions or suits. Royal shall not be liable to PDUS for the loss of any of the Owned Claims or the Leased Claims as a result of such amendments, relocations, contests or adverse actions or suits, so long as the same are undertaken in good faith and, as to the Leased Claims, in accordance with the provisions of the Leases.

    (b)  Subsequent to PDUS exercising the PDUS
Option, the owner of the Property (whether PDUS or Royal) may in its sole discretion abandon, relocate, or amend any of the unpatented mining claims that comprise the Property, provided that, as to any of the Leased Claims, any such actions are taken in accordance with the provisions of the applicable Lease(s), and provided further that if the owner re-acquires any interest in any ground covered by any such abandoned claims within 3 years after their abandonment, such ground shall be deemed to be included in the Property for all intents and purposes under this Agreement and any other instruments or agreements contemplated hereby.

                                 ARTICLE 11
                     TITLE TO AFTER-ACQUIRED INTERESTS

  11.1   After-Acquired Property.   This Agreement applies
and extends to any further or additional right, title, interest or estate heretofore or hereafter acquired by PDUS in or to the Property or any part thereof. In the event that PDUS acquires such right, title, interest or estate, PDUS will formally submit the same to Royal in an appropriate writing to the effect that the terms and conditions provided in this Agreement shall apply to and govern such interest.

                                ARTICLE 12
                       ENTIRE AGREEMENT/AMENDMENT

  12.1 Entire Agreement. This Agreement is the complete expression of all agreements, contracts, covenants, and promises between the Parties, and all negotiations, understandings, and agreements between the Parties are set forth in this Agreement, which solely and completely expresses their understanding, and shall be construed without reference to any such negotiations, understandings and agreements.

  12.2 No Implied Covenants. No implied term, covenant, condition or provision of any kind whatsoever shall affect any of the Parties' respective rights and obligations hereunder, including, without limitation, rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this Agreement.

  12.3 Amendments. This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of all Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

                                ARTICLE 13
                               FORCE MAJEURE

  13.1 Effect of Occurrence. In the event Royal is rendered unable, wholly or in part, by force majeure applying to it, to timely achieve the Minimum Work Requirement (during any Annual
Period) or the Completion Requirement, or to carry out any of its obligations under this Agreement (other than the fulfillment of required obligations under the Leases), it is agreed that such obligations of Royal, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; that the various periods and terms provided for herein shall be extended for a period equivalent to such period of force majeure; and that such cause shall, so far as possible, be remedied with all reasonable dispatch. Royal will promptly notify PDUS of the commencement and termination of any event of force majeure.

  13.2 Definition. The term "force majeure," as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials in the open market, any state or federal laws, regulations or requirements (expressly including inability to timely obtain, after diligent efforts, necessary governmental approvals, licenses and permits on terms reasonably acceptable to Royal), or other matters beyond the reasonable control of Royal, whether similar to matters herein specifically enumerated or not; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed; and provided further that Royal shall not be required against its will to adjust any labor dispute or to question the validity of or to refrain from judicially testing the validity of any state or federal order, regulation or law.

                                ARTICLE 14
                           GENERAL PROVISIONS

  14.1 Governing Law. This Agreement, and the rights and liabilities of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Nevada, other than its rules as to conflicts of law.

  14.2 Parties in Interest; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective Parties hereto and their successors and permitted assigns, whether hereinabove so expressed or not. The rights, powers, privileges, and interests hereunder shall not be assignable by either Party, except to affiliates or subsidiaries, or as otherwise specifically provided for herein, without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld; provided that any affiliate or subsidiary or third party to whom any rights, powers, privileges or interests hereunder are assigned shall agree in writing to be bound by all the terms and conditions of this Agreement.

  14.3 Other Business Opportunities. This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters set forth herein. Subject to the provisions of Article 11 relating to after-acquired title, the Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby without consulting the other or inviting or allowing the other to participate therein.

  14.4 Confidentiality. Except as set forth in Section 14.6, the Parties hereto agree to treat all data, reports, records and other information developed under this Agreement and applicable to the property as confidential, and unless any Party is required by any law, rule, regulation, or order, to disclose any of such information, information shall not be disclosed to any person other than consultants, contractors, or potential investors or assignees, without prior written agreement of both Parties, which will not be unreasonably withheld.

  14.5 Memorandum for Recording. Simultaneous with the execution of this Agreement, the Parties agree to execute for recording purposes a written Short Form of Exploration and Development Option Agreement, in the form attached hereto as Exhibit F, setting forth the basic terms and conditions of this Agreement as necessitated or permitted by Nevada law.

  14.6 Public Announcements. Disclosure of information relating to this Agreement or the Property may be made by either
Party if such information is required to be disclosed to any federal, state or local government or appropriate agencies and departments thereof or if such information is required by law, stock exchange rule or regulation to be publicly announced. Otherwise, public announcements or reports by either Party of information relating to this Agreement or the Property shall be made only on the basis of agreed texts upon the prior written consent of the other Party, which consent shall not be unreasonably withheld. Each of PDUS and Royal accordingly agrees that it will, not less than forty-eight hours in advance of making public any information referred to in the preceding sentence, give the other Party written notice of the text of the proposed report and provide the non-disclosing Party with the opportunity to object to the form and content thereof before the same is issued. The non-disclosing Party shall respond within forty-eight hours of receipt of such notice, or its silence will constitute a waiver of objection to the terms of the proposed text.

  14.7   Waiver; Amendment.  Any of the terms or
conditions of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving Party to require observance, performance, or satisfaction of any other term or condition hereof. Any of the terms or provisions of this Agreement may be amended or modified at any time by agreement in writing.

  14.8 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

  14.9 Attorneys' Fees. In the event of any controversy, claim, or dispute between the Parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing
Party shall be entitled to recover from the losing Party reasonable expenses, attorneys' fees, and costs.

  14.10 Further Documents. At the request of either Party, the Parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either Party to effect the purposes of this Agreement and the transactions contemplated hereby.

  14.11 Dispute Resolution. The Parties hereby agree that any dispute arising under this Agreement shall be subject to the informal dispute resolution procedure set forth in this
Section 14.11. The Party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other Party of any of its obligations hereunder shall notify the other Party of the nature of the asserted dispute. Within seven business days of receipt of such notice, the Land/Legal Manager of PDUS and the President of Royal shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If those individuals are unable to resolve the dispute, they shall jointly prepare and, within seven business days after their conference, circulate to the Vice President of Exploration of PDUS and the CEO of Royal a memorandum outlining in reasonable detail the nature of the dispute. Within five business days after receipt of that memorandum, the individuals to whom that memorandum was addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute. If those individuals are unable to resolve the dispute, either Party may proceed with any legal remedy available to it; provided, however, that the Parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this Section 14.11 shall not be used in any legal proceeding against the Party that made such statement.

  14.12 Counterparts. This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall be deemed to constitute one and the same document.

  IN WITNESS WHEREOF, the Parties hereto have caused this Exploration and Development Option Agreement to be duly executed, delivered, and effective from the date first above written.

                                  Placer Dome U.S. Inc.,
                                  a California corporation


                                  By: /S/
                                     Gregory M. Cox
                                     Vice-President, PDX Americas and
                                     as Exploration Manager for PDUS

                                  Royal Gold, Inc.,
                                  a Delaware corporation


                                  By: /S/
                                     Peter B. Babin
                                     President

                          Acknowledgments


STATE OF CALIFORNIA  )
                     ) ss.
COUNTY OF SANTA CLARA)

  The foregoing instrument was acknowledged before me this 20th day of August, 1998 by Gregory M. Cox, as Vice-President
PDX of Placer Dome U.S. Inc., a California corporation, on behalf of the corporation.

  Witness my hand and official seal.

My commission expires: November 11, 2000


                                     /S/ (Cheryl N. Rohde)
                                     Notary Public

[SEAL]


STATE OF COLORADO)
                 ) ss.
COUNTY OF DENVER )

  The foregoing instrument was acknowledged before me this 17th day of August, 1998 by Peter B. Babin as President of Royal
Gold, Inc., a Delaware corporation, on behalf of the corporation.

My commission expires: June 10, 2000


                                     /S/ (Courtney T.-K. Yoder)
                                     Notary Public


[SEAL]